Exhibit 21.1

OMNI Energy Services Corp’s Subsidiaries

OMNI Energy Services Corp.

Trussco, Inc.

Trussco Properties, L.L.C.

American Helicopters Inc.

1OMNI Energy Seismic Services Corp.

OMNI Energy Seismic Services, L.L.C.

OMNI Aviation Corp.

OMNI Labor Corporation

OMNI Properties Corp.

OMNI Energy Services Corp. – Mexico

OMNI Energy Transportation Corp.

Preheat, Inc.

Rig Tools, Inc.

BMJ Industrial Investments, L.L.C.

Charles Holston, Inc. (wholly-owned subsidiary of BMJ Industrial Investments, L.L.C.)

2B.E.G. Liquid Mud Services, Corp.

OMNI Energia Mexicana

OMNI International Energy Services

American Aviation L.L.C.

OMNI Energy Services – Alaska, Inc.

Hamilton Drill Tech, Inc.

Gulf Coast Resources, Inc.

[1]	Dissolved December 2007

[2]	Acquired in January 2008